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EXHIBIT 3(b)



                                STATE OF INDIANA
                        OFFICE OF THE SECRETARY OF STATE

                            CERTIFICATE OF AMENDMENT
                                       OF
                           IRWIN FINANCIAL CORPORATION

I, SUE ANNE GILROY, Secretary of State of Indiana, hereby certify that Articles of Amendment of the above For-Profit Domestic Corporation have been presented to me at my office, accompanied by the fees prescribed by law and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Corporation Law.

NOW, THEREFORE, with this document I certify that said transaction will become effective Friday, March 02, 2001.

                                                     In Witness Whereof, I have
                                                     caused to be affixed my
                                                     signature and the seal of
                                                     the State of Indiana, at
                                                     the City of Indianapolis,
                                                     March 2, 2001.

                                                     /s/ Sue Anne Gilroy
                                                     SUE ANNE GILROY,
                                                     SECRETARY OF STATE



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ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION OF:

Name of Corporation:         Irwin Financial Corporation
Date of Incorporation:              May 31, 1972

The undersigned officers of the above referenced Corporation (hereinafter referred to as the "Corporation") existing pursuant to the provisions of:
(indicate appropriate act)

    [X] Indiana Business Corporation Law, as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                             ARTICLE I AMENDMENT(S)

The exact text of Article(s), Article V, Section 5.31 of the Articles, is amended to add a new Section 5.31, as set forth in Exhibit A attached hereto.

                                   ARTICLE II

Date of each amendment's adoption:          March 1, 2001

                     ARTICLE III MANNER OF ADOPTION AND VOTE

    [X] SECTION 1 This amendment was adopted by the Board of Directors or incorporators and shareholder action was not required.

                  ARTICLE IV COMPLIANCE WITH LEGAL REQUIREMENTS

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 1st day of March, 2001.

/s/ Matthew F. Souza
MATTHEW F. SOUZA
Secretary


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                                                                       EXHIBIT A

                           IRWIN FINANCIAL CORPORATION

                                    TERMS OF
                  JUNIOR PARTICIPATING SERIES A PREFERRED STOCK



     5.31 By resolution adopted on March 1, 2001, the Board of Directors of Irwin Financial Corporation (the "Corporation"), has established and designated a series of Preferred shares to be called the Junior Participating Series A Preferred Stock, to consist of 400,000 shares having the following terms:

     5.31.1 Designation and Amount. There shall be a series of Preferred Stock of the Corporation which shall be designated as "Junior Participating Series A Preferred Stock" without par value (hereinafter called "Junior Preferred Stock"), and the number of shares constituting such series shall be 400,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of an amendment to the Restated Articles of Incorporation pursuant to the provisions of the Indiana Business Corporation Law stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     5.31.2 Dividends and Distributions.

            (a) The holders of shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash to holders of record on the first business day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock (hereinafter defined) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, no par value per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any


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time (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b) The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (a) above at the time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

            (c) No dividend or distribution (other than a dividend payable in shares of Common Stock) shall be paid or payable to the holders of shares of Common Stock unless, at the same time as such payment is made with respect to the Common Stock or prior thereto, all accrued but unpaid dividends to the date of such dividend or distribution shall have been paid to the holders of shares of Junior Preferred Stock.

            (d) Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     5.31.3 Voting Rights. Each share of Junior Preferred Stock shall entitle the holder thereof to one hundred votes on all matters submitted to a vote of the shareholders of the Corporation. Except as otherwise provided herein or by law, the holders of shares of Junior Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.


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     5.31.4 Certain Restrictions.

            (a) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 5.31.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

            (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

            (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

            (iv) purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

     5.31.5 Liquidation, Dissolution or Winding Up.

            (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of Junior Participating Series A Preferred Stock shall have


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received for each whole share the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) one hundred times the aggregate per share amount received by holders of Common Stock (the "Series A Liquidation Preference").

            (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Junior Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

     5.31.6 Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Preferred Stock shall at the same time be similarly exchanged or converted in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one hundred times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or conversion of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     5.31.7 Redemption. The shares of a Junior Preferred Stock shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares of stock to the extent permitted by law.

     5.31.8 Fractional Shares. Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Preferred Stock.